UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit AGAINST votes on the election of certain directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the Company’s 2025 annual meeting of shareholders (the “Annual Meeting”).

On November 13, 2025, Biglari issued the following press release:

Biglari Capital Urges ALL Shareholders to Send a Strong Message to the Cracker Barrel Board

That the Current Plan Is Failing

Share Price Has Declined 30%1 Since the Company Reiterated Its Commitment to Pursue the Same Failed Transformation Plan and Support a CEO That Has Already Destroyed Over $1 Billion in Market Value2

Short Interest in Cracker Barrel Stock Is High and Has Remained High Despite the Falling Share Price.

Short Sellers Expect Further Downside

Biglari Capital Urges Shareholders to Join Its Efforts to Send the Board a Resounding Message Demanding Change by Voting AGAINST the Election of Certain Cracker Barrel Directors on the
GOLD Proxy Card at the Upcoming Annual Meeting

San Antonio, TX, Nov. 13, 2025 /PRNewswire/ — Biglari Capital Corp. (together with its affiliates, “Biglari Capital”) today released the following statement to shareholders of Cracker Barrel Old Country Store, Inc. (the “Company” or “Cracker Barrel”) (NASDAQ: CBRL).

Cracker Barrel’s share price continues to decline. The board’s insistence on pursuing its ill-conceived and poorly executed transformation plan has failed to restore investor confidence. Despite the shareholder loss, the board does not believe the Company is on the wrong path. The board’s refusal to acknowledge it was on the wrong path may put Cracker Barrel’s survival at risk.

We believe that only a new CEO with relevant turnaround experience in company-operated restaurants can fix the business and reverse the massive losses that Cracker Barrel shareholders have suffered under CEO Julie Masino.

The level of fundamental destruction has led to high levels (~25%) of short interest (see table below). These people are, of course, betting that the stock will decline further. Despite the 70% decline in the share price over the last five years, the short sellers have not covered their positions, suggesting they expect the share price to fall further.

1 Proxy filed on October 7, 2025. Share price change measured between October 7, 2025, and November 12, 2025.

2 FactSet: Change in market value between August 7, 2023 ($2.0 billion) with Julie Masino was appointed as CEO-elect and November 12, 2025 ($667.8 million)

Date	Short Interest ('000)	Short Interest % of Float
11/07/25	5,358.09	24.47
10/31/25	5,358.09	24.47
09/26/25	4,998.66	22.98
08/29/25	5,401.77	24.84
07/25/25	5,457.28	25.09
06/27/25	4,236.39	19.48
05/30/25	3,226.95	14.84

Source: FactSet data as of November 12, 2025.

The upcoming 2025 shareholder meeting is an opportunity for investors to hold CEO Julie Masino and the board accountable for massive shareholder value destruction.

By voting AGAINST the election of CEO Julie Masino and the other director identified by Biglari Capital, you can send a strong message to the board that the status quo is no longer acceptable. The board must act urgently to find a new leader who can formulate a credible plan for turning around Cracker Barrel.

Your vote is important, no matter how many or how few shares of common stock you own. Biglari Capital urges you to sign, date, and return the GOLD proxy card today.

Stockholders who have questions or require assistance in voting their GOLD Proxy Card, or those who require copies of Biglari Capital’s proxy materials, should contact: Saratoga Proxy Consulting LLC at (888) 368-0379 or info@saratogaproxy.com.

Additional Information

Biglari Capital has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC, to be used to solicit proxies to vote AGAINST certain directors in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari Capital. These materials and other materials filed by Biglari Capital with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari Capital with the SEC are also available, without charge, by directing a request to Biglari Capital’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.

Stockholders can contact:

Saratoga Proxy Consulting LLC

John Ferguson & Joseph Mills

(212) 257-1311/(888) 368-0379

info@saratogaproxy.com

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST certain directors in connection with the Annual Meeting. Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.